Exhibit 99.1

PremierWest Bancorp Outlines Reasons for, and

Urges All Shareholders to Vote “FOR,” the Proposed Merger

MEDFORD, OREGON—February 13, 2013: PremierWest Bancorp (NASDAQ:PRWT) (“PremierWest”), parent company of PremierWest Bank, today outlined the primary reasons for its Board of Directors’ recommendation to the company’s shareholders to vote “FOR” the proposals in its proxy statement for the upcoming Special Meeting of shareholders. This meeting will be held on Tuesday, February 19, 2013 at 1:00 p.m. Pacific Time at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon 97504. At the Special Meeting the shareholders are being asked to consider and vote on the approval of the Agreement and Plan of Merger, dated October 29, 2012, among PremierWest, Starbuck Bancshares, Inc. (“Starbuck”) and Pearl Merger Sub Corp, pursuant to which PremierWest will merge with and into Pearl Merger Sub Corp., with Pearl Merger Sub Corp. as the surviving entity.

The Board of Directors of PremierWest determined that the proposed merger is in the best interests of PremierWest and its shareholders and recommends a vote “FOR” the proposed merger, in part, for the following reasons:

•	PremierWest needs to substantially increase its capital base to meet regulatory requirements, resolve remaining credit issues and remain competitive;

•

Efforts to raise capital from private equity and institutional investors have not been acceptable to the US Treasury as our preferred shareholder through the TARP program and any capital raise would be highly dilutive to existing shareholders;

•	Despite significant efforts, no other acquirer stepped forward with an offer to acquire PremierWest at a value that was higher than that being offered by Starbuck; and

•

Starbuck will pay-off or assume PremierWest’s obligations under its $30.9 million of junior subordinated debentures issued in connection with its trust preferred securities (“TruPS”). If the merger is not completed, the twenty quarter permissible deferral period for payments on the TruPS will expire in the fourth quarter of 2014, and if our Consent Order with state and federal regulators remains in effect and we are unable to obtain consent from our regulators to pay accrued interest at the end of the permissible deferral period, we would default on the TruPS.

PremierWest shareholders are urged to read the full definitive proxy statement filed by PremierWest with the U.S. Securities and Exchange Commission on January 4, 2013 and previously sent to shareholders for additional information regarding the proposed merger.

If you haven’t already voted, we encourage you to vote. Shareholders of record may vote in person at the Special Meeting. Please note: If you hold your shares at a brokerage firm, and you wish to vote in person, you must obtain a legal proxy document from your firm and present it at the time you vote at the meeting. Contact your brokerage firm for instructions on how to obtain a legal proxy. Ballots will be available at the meeting for those shareholders whose shares are not held at a brokerage firm or who hold a valid legal proxy.

If you have any questions or need any assistance voting your shares, please call Georgeson Inc., PremierWest’s proxy solicitor, toll-free at 1-877-278-9670.

IMPORTANT ADDITIONAL INFORMATION

PremierWest filed a definitive proxy statement with the U.S. Securities and Exchange Commission on January 4, 2013, in connection with the proposed merger of PremierWest and an affiliate of AmericanWest Bank. Shareholders of PremierWest are urged to read the proxy statement, because it contains important information. Shareholders can obtain a free copy of the proxy statement, as well as other filings containing information about PremierWest and the merger, without charge, at the U.S. Securities and Exchange Commission’s Internet site (www.sec.gov). In addition, copies of the proxy statement and other filings containing information about

PremierWest and the proposed merger can be obtained, without charge, by directing a request to PremierWest’s Internet site at www.premierwestbank.com under the heading “About Us” and then under the heading “Investor Relations.” Shareholders and customers may also contact: James M. Ford, PremierWest President & CEO at (541) 618-6020 or Jim.Ford@PremierWestBank.com or Doug Biddle, Executive Vice President & Chief Financial Officer at (541) 282-5391 or Doug.Biddle@PremierWestBank.com.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through its subsidiary, PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, located in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. We make forward-looking statements in this press release about the proposed merger with Pearl Merger Sub Corp., a wholly-owned subsidiary of Starbuck Bancshares, Inc. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. Such statements are subject to risks that we may be unable to procure required shareholder and regulatory approvals. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

PROXY SOLICITATION

PremierWest and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from PremierWest shareholders in respect of the proposed merger. You can find information about PremierWest’s executive officers and directors in PremierWest’s definitive annual proxy statement filed with the U.S. Securities and Exchange Commission on April 9, 2012. You can obtain free copies of PremierWest’s annual proxy statement, and PremierWest’s proxy statement in connection with the merger by contacting PremierWest’s investor relations department.